Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Second Quarter Financial and Operating Results; Declares Quarterly Cash Distribution of $0.70 Per Unit and Updates 2024 Guidance

2024 Quarter Highlights

●	Second quarter 2024 total revenue of $593.4 million, net income of $100.2 million, and EBITDA of $177.7 million
●	Coal sales price realizations of $65.30 per ton sold, up 3.8% year-over-year
●	Increased oil & gas royalty volumes to 817 MBOE, up 6.8% year-over-year
●	In June 2024, issued $400 million in 8.625% Senior Notes due 2029 and redeemed outstanding balance of Senior Notes due 2025
●	Extended revolving credit facility maturity to March 2028
●	Enhanced liquidity position to $666.0 million, which included $203.7 million in cash and $462.3 million of borrowings available under credit facilities
●	In July 2024, declared quarterly cash distribution of $0.70 per unit, or $2.80 per unit annualized

TULSA, OKLAHOMA, July 29, 2024 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported financial and operating results for the three and six months ended June 30, 2024 (the "2024 Quarter" and "2024 Period," respectively). This release includes comparisons of results to the three and six months ended June 30, 2023 (the "2023 Quarter" and "2023 Period," respectively) and to the quarter ended March 31, 2024 (the "Sequential Quarter"). All references in the text of this release to "net income" refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.

Total revenues in the 2024 Quarter decreased 7.6% to $593.4 million compared to $641.8 million for the 2023 Quarter primarily as a result of reduced coal sales volumes, which declined 11.8% primarily due to transportation delays, partially offset by increased coal sales price realizations, which rose 3.8% to $65.30 per ton sold in the 2024 Quarter compared to $62.93 per ton sold in the 2023 Quarter. Net income for the 2024 Quarter was $100.2 million, or $0.77 per basic and diluted limited partner unit, compared to $169.8 million, or $1.30 per basic and diluted limited partner unit, for the 2023 Quarter as a result of lower revenues and increased total operating expenses. EBITDA for the 2024 Quarter was $177.7 million compared to $249.2 million in the 2023 Quarter.

Compared to the Sequential Quarter, total revenues in the 2024 Quarter decreased 9.0% primarily as a result of lower tons sold. Lower revenues and a $3.7 million reduction in the fair value of our digital assets, partially offset by reduced operating expenses, reduced net income and EBITDA by 36.6% and 24.4%, respectively, compared to the Sequential Quarter.

Total revenues decreased 4.6% to $1.25 billion for the 2024 Period compared to $1.30 billion for the 2023 Period primarily due to lower coal sales, partially offset by higher oil & gas royalties and other revenues. Net income for the 2024 Period was $258.2 million, or $1.98 per basic and diluted limited partner unit, compared to $361.0 million, or $2.75 per basic and diluted limited partner unit, for the 2023 Period as a result of lower revenues and increased total operating expenses. EBITDA for the 2024 Period was $412.7 million compared to $520.1 million in the 2023 Period.

CEO Commentary

"During the 2024 Quarter we enhanced our liquidity position," highlighted Joseph W. Craft III, Chairman, President, and Chief Executive Officer. "The successful completion of our Senior Notes offering further strengthened our balance sheet and represents a vote of confidence from the capital markets for our business strategy and plans for execution. As we have said time and again, reliable, affordable, baseload energy is a cornerstone of our nation’s economy, and our strong financial position means we are well-positioned to provide strategic energy supply from our well-capitalized and strategically located coal mines and growing minerals acreage portfolio for many years to come."

"Coal sales volumes during the 2024 Quarter were impacted by flooding on the Ohio River delaying barge deliveries. Rail and port logistics were disrupted by the Baltimore bridge incident, which as time progressed impacted shipments from our Appalachia rail operations. These delays, combined with lower export sales, lifted our inventories higher by 0.8 million tons compared to the Sequential Quarter," commented Mr. Craft. "Our well-contracted order book continued to provide stability for our business, delivering improvements in coal sales pricing per ton compared to both the 2023 Quarter and the Sequential Quarter. Additionally, our Oil & Gas Royalties segment reported a 6.8% increase in BOE volumes year-over-year during the 2024 Quarter as our Permian-weighted minerals portfolio continues to realize production growth from recently drilled and completed wells."

Segment Results and Analysis

			% Change
	2024 Second	2023 Second	Quarter /	2024 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin Coal Operations
Tons sold	5.787	6.066	(4.6)%	6.437	(10.1)%
Coal sales price per ton sold	$57.37	$54.70	4.9%	$57.58	(0.4)%
Segment Adjusted EBITDA Expense per ton	$37.35	$35.39	5.5%	$36.21	3.1%
Segment Adjusted EBITDA	$118.0	$119.6	(1.3)%	$140.3	(15.9)%

Appalachia Coal Operations
Tons sold	2.064	2.838	(27.3)%	2.237	(7.7)%
Coal sales price per ton sold	$87.54	$80.52	8.7%	$85.49	2.4%
Segment Adjusted EBITDA Expense per ton	$66.26	$42.04	57.6%	$52.53	26.1%
Segment Adjusted EBITDA	$45.3	$109.6	(58.6)%	$74.2	(39.0)%

Total Coal Operations
Tons sold	7.851	8.904	(11.8)%	8.674	(9.5)%
Coal sales price per ton sold	$65.30	$62.93	3.8%	$64.78	0.8%
Segment Adjusted EBITDA Expense per ton	$45.37	$37.85	19.9%	$40.85	11.1%
Segment Adjusted EBITDA	$160.2	$226.2	(29.2)%	$210.9	(24.0)%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.817	0.765	6.8%	0.898	(9.0)%
Oil percentage of BOE	43.6%	45.2%	(3.5)%	44.2%	(1.4)%
Average sales price per BOE (3)	$44.60	$43.27	3.1%	$41.22	8.2%
Segment Adjusted EBITDA Expense	$4.6	$3.6	30.1%	$4.9	(6.2)%
Segment Adjusted EBITDA	$31.3	$29.1	7.6%	$31.4	(0.5)%

Coal Royalties
Royalty tons sold	4.973	5.118	(2.8)%	5.512	(9.8)%
Revenue per royalty ton sold	$3.33	$3.24	2.8%	$3.39	(1.8)%
Segment Adjusted EBITDA Expense	$6.6	$5.6	18.5%	$6.3	5.9%
Segment Adjusted EBITDA	$10.0	$11.0	(9.3)%	$12.4	(20.0)%

Total Royalties
Total royalty revenues	$53.0	$50.0	6.1%	$56.1	(5.4)%
Segment Adjusted EBITDA Expense	$11.3	$9.2	23.0%	$11.2	0.6%
Segment Adjusted EBITDA	$41.2	$40.0	3.0%	$43.8	(6.0)%

Consolidated Total
Total revenues	$593.4	$641.8	(7.6)%	$651.7	(9.0)%
Segment Adjusted EBITDA Expense	$363.2	$338.4	7.3%	$358.3	1.4%
Segment Adjusted EBITDA	$202.0	$269.4	(25.0)%	$260.6	(22.5)%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.

Coal Operations

In the Illinois Basin, coal sales prices increased by 4.9% compared to the 2023 Quarter as a result of improved domestic price realizations. In Appalachia, coal sales price per ton increased by 8.7% and 2.4% compared to the 2023 Quarter and Sequential Quarter, respectively, due primarily to increased domestic pricing from our Tunnel Ridge mine. Sales volumes decreased by 4.6% and 10.1% in the Illinois Basin compared to the 2023 Quarter and Sequential Quarter, respectively, due primarily to decreased tons sold from our Hamilton mine due to reduced domestic demand, partially offset by increased export sales volumes from our Gibson South operation. Appalachian coal sales volumes during the 2024 Quarter decreased by 27.3% and 7.7% compared to the 2023 Quarter and Sequential Quarter, respectively, primarily due to logistical challenges caused by flooding on the Ohio River and rail and port logistics complications caused by the Baltimore bridge collapse on March 26, 2024. ARLP ended the 2024 Quarter with total coal inventory of 2.6 million tons, representing an increase of 0.8 million tons and 0.7 million tons compared to the end of the 2023 Quarter and Sequential Quarter, respectively.

Segment Adjusted EBITDA Expense per ton for the 2024 Quarter increased by 5.5% and 3.1% in the Illinois Basin compared to the 2023 Quarter and Sequential Quarter, respectively, due primarily to reduced production at our Hamilton mine and lower recoveries at our River View operation. The lower recoveries at River View were attributable to the initial mining in the #11 seam that was necessary to slope into the # 9 seam at the new Henderson County mine, which was completed earlier this month. In Appalachia, Segment Adjusted EBITDA Expense per ton for the 2024 Quarter increased by 57.6% and 26.1% compared to the 2023 Quarter and Sequential Quarter, respectively, due to reduced production across the region as a result of longwall moves at our Tunnel Ridge and Mettiki mines and challenging mining conditions at all three operations, resulting in lowered recoveries, equipment availability and increased costs related to roof control and maintenance during the 2024 Quarter.

Royalties

Segment Adjusted EBITDA for the Oil & Gas Royalties segment increased 7.6% to $31.3 million in the 2024 Quarter compared to $29.1 million in the 2023 Quarter due to increased oil & gas volumes, which rose 6.8% to 817 MBOE sold in the 2024 Quarter compared to 765 MBOE in the 2023 Quarter as a result of increased drilling and completion activities on our interests, acquisitions of additional oil & gas mineral interests, and higher average sales price per BOE, which increased by 3.1%. Segment Adjusted EBITDA was in-line with the Sequential Quarter as lower volumes were primarily offset by higher prices and decreased expenses.

Segment Adjusted EBITDA for the Coal Royalties segment in the 2024 Quarter decreased by $1.0 million and $2.4 million compared to the 2023 Quarter and Sequential Quarter, respectively. Lower royalty tons sold due to lower sales volumes at our Hamilton and River View operations contributed to lower Segment Adjusted EBITDA for the 2024 Quarter.

Balance Sheet and Liquidity

As of June 30, 2024, total debt and finance leases outstanding were $503.9 million, including $400 million in newly issued Senior Notes due 2029. The Partnership’s total and net leverage ratios were 0.61 times and 0.36 times debt to trailing twelve months Adjusted EBITDA, respectively, as of June 30, 2024. ARLP ended the 2024 Quarter with total liquidity of $666.0 million, which included $203.7 million of cash and cash equivalents and $462.3 million of borrowings available under its revolving credit and accounts receivable securitization facilities.

During the 2024 Quarter, the Partnership issued $400 million in 8.625% Senior Notes due 2029 and redeemed the outstanding balance of $284.6 million in ARLP's 7.5% Senior Notes due 2025. The Partnership also amended its revolving credit facility to extend the maturity date to March 9, 2028.

Distributions

On July 26, 2024, we announced that the Board of Directors of ARLP’s general partner (the "Board") approved a cash distribution to unitholders for the 2024 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on August 14, 2024, to all unitholders of record as of the close of trading on August 7, 2024. The announced distribution is consistent with the cash distributions for the 2023 Quarter and Sequential Quarter.

Outlook

"For the first half of 2024, utility coal burn has been essentially flat with 2023," commented Mr. Craft. "Since the start of this summer, cooling demand has been strong across many parts of the country driven by recent record-breaking temperatures and accelerating coal-based power generation. This is encouraging considering the very mild 2024 winter and persistently low natural gas prices. At the same time, while demand is holding up, U.S. thermal coal production has slowed significantly (Eastern U.S. production down 11% year-over-year) as utilities are relying on consuming coal from their elevated inventories to meet this demand. Weather forecasts suggest this heat wave will continue through August and an industry publication is projecting demand will exceed supply by close to 20 million tons in the second half of 2024."

"Turning to the export markets, net back pricing for high sulfur Illinois Basin coal has declined to a level that we have decided it is prudent to slow down production for the back half of the year. Therefore, we are adjusting 2024 full-year guidance for our coal operations. At the midpoint, we now expect to sell approximately 34.0 million tons in 2024, or 2.6% below the mid-point of our original guidance for the year. Due to the increased summer burn, we now expect more than half of our uncontracted tonnage position will be sold in the domestic market."

Mr. Craft continued, "Looking at our Oil & Gas Royalties platform, year-to-date performance and continued strong activity across our Permian Basin acreage has set the tone for another robust year. As a result, we are pleased to increase volumetric guidance across all three commodity streams within our Oil & Gas Royalties segment."

Mr. Craft concluded, "The increase in coal-fired generation and inventory drawdown is constructive for the U.S. thermal coal market and for ARLP as we look forward to next year and beyond. We remain confident in the core fundamentals expected to drive rapid growth in electricity demand for many years to come, including the increasing power requirements stemming from AI, data centers, and the onshoring of U.S. manufacturing."

ARLP is updating and providing the following guidance for the full year ended December 31, 2024 (the "2024 Full Year"):

2024 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	24.25 — 25.0
Appalachia Sales Tons	9.25 — 9.50
Total Sales Tons	33.50 — 34.50

Committed & Priced Sales Tons
2024 — Domestic / Export / Total	27.5 / 5.2 / 32.7
2025 — Domestic / Export / Total	15.5 / 1.1 / 16.6

Coal Sales Price Per Ton Sold (1)
Illinois Basin	$56.25 — $57.00
Appalachia	$83.00 — $84.00
Total	$63.75 — $64.50

Segment Adjusted EBITDA Expense Per Ton Sold (2)
Illinois Basin	$36.00 — $38.00
Appalachia	$57.00 — $60.00
Total	$43.00 — $45.00

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,500 — 1,600
Natural gas (000 MCF)	5,800 — 6,200
Liquids (000 Barrels)	750 — 800
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 13.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.4 — 21.5
Revenue per royalty ton sold	$3.15 — $3.35
Segment Adjusted EBITDA Expense per royalty ton sold	$1.15 — $1.25

Consolidated (Millions)
Depreciation, depletion and amortization	$280 — $300
General and administrative	$80 — $85
Net interest expense	$34 — $36
Income tax expense	$17 — $19
Total capital expenditures	$420 — $460
Growth capital expenditures	$25 — $30
Maintenance capital expenditures	$395 — $430

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.

Conference Call

A conference call regarding ARLP's 2024 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call. International callers should dial (201) 689-8560 and request to be connected to the same call. Investors may also listen to the call via the "Investors" section of ARLP's website at www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13747640.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is currently the largest coal producer in the eastern United States, supplying reliable, affordable energy domestically and internationally to major utilities, metallurgical and industrial users. ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is evolving and positioning itself as a reliable energy partner for the future by pursuing opportunities that support the advancement of energy and related infrastructure.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7673 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Cary P. Marshall

Senior Vice President and Chief Financial Officer

918-295-7673

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, infrastructure projects at our existing properties, growth in domestic electricity demand, preserving liquidity and maintaining financial flexibility, and our future repurchases of units and senior notes, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion, the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels and the planned retirement of coal-fired power plants in the U.S.; our ability to provide fuel for growth in domestic energy demand, should it materialize; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; changes in global economic and geo-political conditions or changes in industries in which our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; the outcome or escalation of current hostilities in Ukraine and the Israel-Gaza conflict; the severity, magnitude and duration of any future pandemics and impacts of such pandemics and of businesses' and governments' responses to such pandemics on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers and operators, available liquidity and capital sources and broader economic disruptions; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by the operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of and investments into the infrastructure of our operations and properties; our ability to identify and complete acquisitions and to successfully integrate such acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, central bank policy actions including interest rates, bank failures and associated liquidity risks; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, such as the Environmental Protection Agency's recently promulgated emissions regulations for coal-fired power plants, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social, and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortage of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these, and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 23, 2024, and ARLP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 9, 2024.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Tons Sold	7,851	8,904	16,525	17,373
Tons Produced	8,437	9,397	17,551	18,641
Mineral Interest Volumes (BOE)	817	765	1,715	1,524

SALES AND OPERATING REVENUES:
Coal sales	$512,659	$560,331	$1,074,538	$1,139,115
Oil & gas royalties	36,429	33,087	73,459	67,584
Transportation revenues	26,701	30,527	57,454	60,765
Other revenues	17,561	17,891	39,596	37,294
Total revenues	593,350	641,836	1,245,047	1,304,758

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	351,605	334,402	715,464	673,125
Transportation expenses	26,701	30,527	57,454	60,765
Outside coal purchases	10,608	4,209	19,720	4,209
General and administrative	20,562	20,130	42,691	41,215
Depreciation, depletion and amortization	66,454	68,639	132,003	134,189
Total operating expenses	475,930	457,907	967,332	913,503

INCOME FROM OPERATIONS	117,420	183,929	277,715	391,255

Interest expense, net	(9,277)	(9,433)	(17,026)	(22,109)
Interest income	2,084	2,625	3,360	5,415
Equity method investment loss	(152)	(1,994)	(705)	(1,942)
Change in fair value of digital assets	(3,748)	—	8,105	—
Other income (expense)	(958)	177	(1,564)	(396)
INCOME BEFORE INCOME TAXES	105,369	175,304	269,885	372,223

INCOME TAX EXPENSE	3,860	3,999	8,809	8,240

NET INCOME	101,509	171,305	261,076	363,983

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,322)	(1,515)	(2,832)	(3,008)

NET INCOME ATTRIBUTABLE TO ARLP	$100,187	$169,790	$258,244	$360,975

NET INCOME ATTRIBUTABLE TO ARLP
GENERAL PARTNER	$—	$—	$—	$1,384
LIMITED PARTNERS	$100,187	$169,790	$258,244	$359,591

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.77	$1.30	$1.98	$2.75

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,061,981	127,183,439	127,866,439	127,236,097

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$203,703	$59,813
Trade receivables	226,436	282,622
Other receivables	9,677	9,678
Inventories, net	196,225	127,556
Advance royalties	6,173	7,780
Digital assets	28,335	9,579
Prepaid expenses and other assets	14,492	19,093
Total current assets	685,041	516,121
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	4,350,389	4,172,544
Less accumulated depreciation, depletion and amortization	(2,240,277)	(2,149,881)
Total property, plant and equipment, net	2,110,112	2,022,663
OTHER ASSETS:
Advance royalties	77,518	71,125
Equity method investments	45,088	46,503
Equity securities	92,541	92,541
Operating lease right-of-use assets	16,694	16,569
Other long-term assets	25,952	22,904
Total other assets	257,793	249,642
TOTAL ASSETS	$3,052,946	$2,788,426

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$131,547	$108,269
Accrued taxes other than income taxes	22,291	21,007
Accrued payroll and related expenses	31,569	29,884
Accrued interest	1,821	3,558
Workers' compensation and pneumoconiosis benefits	15,856	15,913
Other current liabilities	46,061	28,498
Current maturities, long-term debt, net	22,029	20,338
Total current liabilities	271,174	227,467
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	461,995	316,821
Pneumoconiosis benefits	130,187	127,249
Accrued pension benefit	7,620	8,618
Workers' compensation	36,532	37,257
Asset retirement obligations	148,284	146,925
Long-term operating lease obligations	14,107	13,661
Deferred income tax liabilities	32,758	33,450
Other liabilities	16,171	18,381
Total long-term liabilities	847,654	702,362
Total liabilities	1,118,828	929,829

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 128,061,981 and 127,125,437 units outstanding, respectively	1,970,759	1,896,027
Accumulated other comprehensive loss	(59,645)	(61,525)
Total ARLP Partners' Capital	1,911,114	1,834,502
Noncontrolling interest	23,004	24,095
Total Partners' Capital	1,934,118	1,858,597
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$3,052,946	$2,788,426

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES	$425,439	$500,720

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(225,288)	(185,017)
Change in accounts payable and accrued liabilities	4,944	(25,630)
Proceeds from sale of property, plant and equipment	969	2,468
Contributions to equity method investments	(1,290)	(1,334)
JC Resources acquisition	—	(64,999)
Oil & gas reserve asset acquisitions	(4,720)	(3,935)
Other	2,392	4,136
Net cash used in investing activities	(222,993)	(274,311)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	75,000	—
Payments under securitization facility	(75,000)	—
Proceeds from equipment financings	54,626	—
Payments on equipment financings	(5,935)	(7,565)
Borrowings under revolving credit facilities	20,000	—
Payments under revolving credit facilities	(20,000)	—
Borrowing under long-term debt	400,000	75,000
Payments on long-term debt	(292,811)	(65,474)
Payment of debt issuance costs	(11,379)	(11,744)
Payments for purchases of units under unit repurchase program	—	(19,432)
Payments for tax withholdings related to settlements under deferred compensation plans	(13,292)	(10,334)
Excess purchase price over the contributed basis from JC Resources acquisition	—	(7,251)
Cash retained by JC Resources in acquisition	—	(2,933)
Distributions paid to Partners	(181,982)	(182,868)
Other	(7,783)	(4,932)
Net cash used in financing activities	(58,556)	(237,533)

NET CHANGE IN CASH AND CASH EQUIVALENTS	143,890	(11,124)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,813	296,023

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$203,703	$284,899

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that we characterize as unrepresentative of our ongoing operations, such as litigation accruals or fluctuations in the fair value of our digital assets.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity method investment earnings, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures and adding distributions from equity method investments and litigation expense accrual.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e., public reporting versus computation under financing agreements).

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2024	2023	2024	2023	2024

Net income attributable to ARLP	$100,187	$169,790	$258,244	$360,975	$158,057
Depreciation, depletion and amortization	66,454	68,639	132,003	134,189	65,549
Interest expense, net	9,979	8,024	18,750	19,317	8,771
Capitalized interest	(2,786)	(1,216)	(5,084)	(2,623)	(2,298)
Income tax expense	3,860	3,999	8,809	8,240	4,949
EBITDA	177,694	249,236	412,722	520,098	235,028
Litigation expense accrual (1)	—	—	15,250	—	15,250
Change in fair value of digital assets (2)	3,748	—	(8,105)	—	(11,853)
Adjusted EBITDA	181,442	249,236	419,867	520,098	238,425
Equity method investment loss	152	1,994	705	1,942	553
Distributions from equity method investments	1,118	960	2,000	1,974	882
Interest expense, net	(9,979)	(8,024)	(18,750)	(19,317)	(8,771)
Income tax expense	(3,860)	(3,999)	(8,809)	(8,240)	(4,949)
Deferred income tax benefit (3)	(962)	(209)	(1,069)	(581)	(107)
Litigation expense accrual (1)	—	—	(15,250)	—	(15,250)
Estimated maintenance capital expenditures (4)	(65,471)	(66,249)	(136,196)	(131,419)	(70,725)
Distributable Cash Flow	$102,440	$173,709	$242,498	$364,457	$140,058
Distributions paid to partners	$90,736	$90,930	$181,982	$182,868	$91,246
Distribution Coverage Ratio	1.13	1.91	1.33	1.99	1.53

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which is subject to court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on May 9, 2024 with the SEC for the period ended March 31, 2024.
(2)	On January 1, 2024, ARLP elected to early adopt new accounting guidance which clarifies the accounting and disclosure requirements for certain crypto assets. The new guidance requires entities to measure certain crypto assets at fair value, with the change in fair value included in net income.
(3)	Deferred income tax benefit is the amount of income tax benefit during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.
(4)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2024 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.76 per ton produced compared to an estimated $7.05 per ton produced in 2023. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property, plant and equipment. Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our method of computing free cash flow may not be the same method used by other companies. Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2024	2023	2024	2023	2024

Cash flows from operating activities	$215,766	$279,032	$425,439	$500,720	$209,673
Capital expenditures	(101,442)	(89,543)	(225,288)	(185,017)	(123,846)
Change in accounts payable and accrued liabilities	613	(37,740)	4,944	(25,630)	4,331
Free cash flow	$114,937	$151,749	$205,095	$290,073	$90,158

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases, if applicable, and other income or expense as adjusted to remove certain items from operating expenses that we characterize as unrepresentative of our ongoing operations such as litigation accruals. Transportation expenses are excluded as these expenses are passed on to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Segment Adjusted EBITDA Expense – Coal Operations represents Segment Adjusted EBITDA Expense from our wholly-owned subsidiary, Alliance Coal, LLC ("Alliance Coal"), which holds our coal mining operations and related support activities.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2024	2023	2024	2023	2024

Operating expense	$351,605	$334,402	$715,464	$673,125	$363,859
Litigation expense accrual (1)	—	—	(15,250)	—	(15,250)
Outside coal purchases	10,608	4,209	19,720	4,209	9,112
Other expense (income)	958	(177)	1,564	396	606
Segment Adjusted EBITDA Expense	363,171	338,434	721,498	677,730	358,327
Segment Adjusted EBITDA Expense – Non Coal Operations (2)	(6,996)	(1,409)	(11,009)	(4,829)	(4,013)
Segment Adjusted EBITDA Expense – Coal Operations	$356,175	$337,025	$710,489	$672,901	$354,314

(1)	Litigation expense accrual is a $15.3 million accrual relating to the settlement (which is subject to court approval) of certain litigation as described in Item 1 of Part II of ARLP’s Form 10-Q filed on May 9, 2024 with the SEC for the period ended March 31, 2024.
(2)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, change in fair value of digital assets, litigation accruals and general and administrative expenses. Segment Adjusted EBITDA – Coal Operations represents Segment Adjusted EBITDA from our wholly-owned subsidiary, Alliance Coal, which holds our coal mining operations and related support activities and allows management to focus primarily on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2024	2023	2024	2023	2024

Adjusted EBITDA (See reconciliation to GAAP above)	$181,442	$249,236	$419,867	$520,098	$238,425
General and administrative	20,562	20,130	42,691	41,215	22,129
Segment Adjusted EBITDA	202,004	269,366	462,558	561,313	260,554
Segment Adjusted EBITDA – Non Coal Operations (1)	(41,775)	(43,140)	(91,434)	(89,413)	(49,659)
Segment Adjusted EBITDA – Coal Operations	$160,229	$226,226	$371,124	$471,900	$210,895

(1)	Non Coal Operations represent activity outside of Alliance Coal and primarily consist of Total Royalties, our investments in the advancement of energy and related infrastructure and various eliminations primarily between Alliance Coal and our Coal Royalty segment.